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                                   EXHIBIT 10

                         OPINION AND CONSENT OF COUNSEL



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                   THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                                 Hartford Plaza
                               Hartford, CT 06115



May 11, 1998

The Hartford Mutual Funds, Inc.
Hartford Plaza
Hartford, CT 06115


Gentlemen:

I have examined the Articles of Incorporation of The Hartford Mutual Funds, Inc. (hereafter referred to as "Fund"); the By-Laws of the Fund; documents evidencing various pertinent corporate proceedings; and such other things considered to be material to determine the legality of the sale of the authorized but unissued shares of the Fund's stock. The Fund is an open-end management investment company comprised of ten series. Each series consists of four classes of shares. Based upon my examination, it is my opinion that the Fund is a validly organized and existing corporation of the State of Maryland and it is legally authorized to issue the following shares of common stock of a par value of $.001 per share, at prices determined as described in the Fund's currently effective Prospectus, when such shares are properly registered under all applicable federal and state securities laws: The Hartford Small Company Fund, 300 million shares; The Hartford Capital Appreciation Fund, 300 million shares; The Hartford MidCap Fund, 300 million shares; The Hartford International Opportunities Fund, 300 million shares; The Hartford Stock Fund, 300 million shares; The Hartford Growth and Income Fund, 300 million shares; The Hartford Dividend and Growth Fund, 300 million shares; The Hartford Advisers Fund, 400 million shares; The Hartford Bond Income Strategy Fund, 300 million shares; and The Hartford Money Market Fund, 800 million shares.

Based upon the foregoing, it is my opinion that the Fund's shares were, when issued for cash consideration as described in the Fund's currently effective prospectus, validly issued, fully paid and nonassessable stock of the Fund.

I hereby consent to the inclusion of this Opinion as an Exhibit.



Very truly yours,


/s/ Kevin J. Carr
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Kevin J. Carr
Counsel